EXHIBIT 99.1

Date: July 31st, 2007

On2 Technologies Forms Office of Technology with Veteran Codec Experts at the Helm

Jim Bankoski and Paul Wilkins bring a combined 40+ years of industry experience and will jointly lead the company’s research in advanced video compression technologies.

TARRYTOWN, NY, July 31, 2007 - On2 Technologies, Inc., (AMEX:ONT), a leader in video-compression software and solutions, announced today that it is establishing an Office of Technology (“Office”), led jointly by Jim Bankoski and Paul Wilkins, the Company’s veteran codec development team.

Bankoski and Wilkins will serve as co-CTOs to head the Office, which is a new executive department reporting to the CEO and focused on scientific and technical issues within the company. In their new roles, the CTOs will oversee a technical staff devoted to research in both core and advanced technologies related to video compression. The Office will be responsible for driving technical strategy, stimulating further innovation in research, and contributing to the delivery of future generations of products towards maintaining On2's leadership in video compression solutions.

"The CTO office is a strategic initiative to consolidate our growing technical operations under the proven leadership of Jim and Paul,” said Bill Joll, president and CEO of On2. “Jim and Paul have worked as a successful team for many years, their skill sets are very complementary, and they are the brains behind many generations of our industry-leading codecs and patents thereof. I cannot think of a better team to set the pace of innovation at On2 than Jim and Paul. Their leadership exemplifies winning teamwork that is essential to our expanding global engineering and market presence in the video industry."

Paul Wilkins, 43, formerly Senior Vice President of Research and Development, has been appointed Chief Technology Officer and Senior Vice President of Research and Development. He joined On2 in 1999 when On2 acquired his video compression and pre-processing company MetaVisual Creations, Ltd., bringing with him technology that became the foundation of On2’s VP family of video compression codecs. Paul’s research has been instrumental in the rapid evolution of On2’s TrueMotion compression schemes. He is a graduate of Cambridge University, UK, and heads On2’s research and development office in Cambridge.

Jim Bankoski, 39, formerly the Senior Vice President of Engineering at On2, has been appointed Chief Technology Officer and Senior Vice President of Core Technology. He joined On2 in 1998 and has been a key contributor in the creation and deployment of most of On2’s video compression schemes since 1999. During this time Jim has also been involved in the delivery of the Company’s real-time streaming applications, video-conferencing solutions for a number of customers, including Skype and AOL, and deployment of On2’s codecs on various device platforms. Jim has contributed to a wide range of other successful products, including On2’s versatile DirectShow SDK, On2’s market leading Flix® product line, and On2’s popular Publisher client-side encoder. Jim holds an advanced degree in Computer Science from Rensselaer Polytechnic Institute, and has extensive prior experience with IBM.

About On2 Technologies, Inc.

On2 Technologies (Amex: ONT) is a leading technology firm at the forefront of digital video compression. The company revolutionized digital media delivery with the creation of its advanced full-motion, full-screen On2 Video compression and streaming technologies. On2 Video codecs are widely used in the Internet, video-on-demand, VoIP, and mobile media markets. On2’s software is used by such leading global companies as Adobe, AOL, Skype, XM Satellite Radio, Sony, CTTNet, VitalStream, Brightcove, and Tencent. Located in Tarrytown, N.Y., the company has R&D offices in Clifton Park, N.Y., and Cambridge, UK. To contact On2, write to sales@on2.com or visit http://www.on2.com.

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